FORM 3                 U.S. SECURITIES AND EXCHANGE COMMISSION                                       OMB APPROVAL
                               Washington, D.C. 20549                                           OMB Number        3235-0104
                                                                                                Expires:  December 31, 2001
                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                        Estimated average burden
                                                                                                hours per response..... 0.5
                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
(Print or Type Responses)  Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Date of Event   4. Issuer Name and Ticker or Trading Symbol
                                              Requiring
   Pacific USA Holdings Corp.                 Statement          Laidlaw Global Corporation (LAIG)
------------------------------------------    (Month/Day/     ----------------------------------------------------------------------
      (Last)      (First)    (Middle)         Year)           5. Relationship of Reporting Person(s) to      6. If Amendment, Date
                                                8/31/01                      Issuer                             of Original
                                           ----------------        (Check all applicable)                       (Month/Day/Year)
                                           3. IRS
                                              Identification     ___ Director          X  10% Owner
                                              Number of          ___ Officer (give    ___ Other (specify
                                              Reporting              title below)         below)
2740 North Dallas Parkway, Suite 200          Person, if an
------------------------------------------    Entity          ___________________________________________    7. Individual or Joint/
                 (Street)                     (voluntary)                                                       Group
                                                                                                                Filing (Check
Plano, TX 75093                               75-2255876                                                        Applicable Line)
------------------------------------------    ----------------
      (City)      (State)       (Zip)                                                                           X Form filed by
                                                                                                              One Reporting
                                                                                                              Person
                                                                                                              __ Form filed by
                                                                                                              More than One
                                                                                                              Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                                Table I -- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Amount of Securities       3. Ownership Form:     4. Nature of Indirect Beneficial
   (Instr. 4)                                Beneficially Owned            Direct (D) or          Ownership (Instr. 5)
                                             (Instr. 4)                    Indirect (I)
                                                                           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.00001 par value               8,391,983                         I                Owned by a subsidiary
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (3-99)


FORM 3 (continued)                              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities    4. Conver-      5. Owner-      6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative                sion or         ship           Indirect
                                     Expiration      Security                             Exercise of     Form           Beneficial
                                     Date            (Instr. 4)                           Price           of             Ownership
                                     (Month/Day/                                          of              Deriv-         (Instr. 5)
                                     Year)                                                Deri-           ative
                                                                                          vative          Security:
                                                                                          Security        Direct
                                                                                                          (D) or
                                                                                                          Indirect
                                                                                                          (I)
                                                                                                       (Instr. 5)
                                        ----------------------------------------------
                                        Date      Expira-                      Amount
                                        Exer-     tion                         or
                                        cisable   Date            Title        Number
                                                                               of
                                                                               Shares
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Warrant                  8/31/01   08/31/03     Common Stock    1,450,000  $0.11           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                                Pacific USA Holdings Corp.

                                                                                By: /s/ Michael McCraw              October 31, 2001
                                                                                    -----------------------------   ---------------
**Intentional misstatements or omissions of facts                                   Name:  Michael McCraw                 Date
  constitute Federal Criminal Violations.                                           Title: Chief Financial Officer
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
        SEE Instruction 6 for procedure.
                                                                                                                              Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to
respond unless the form displays a currently valid OMB Number.                                                       SEC 1473 (3-99)